Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 28, 2015, relating to the consolidated financial statements and financial statement schedule of Comtech Telecommunications Corp. and subsidiaries (“Comtech”), and the effectiveness of Comtech’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2015, and to the reference to us under the heading “Experts” in this Registration Statement.

December 15, 2015

Jericho, New York